Exhibit 10.1

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

IN CONFIDENCE

TERMINATION AND RETURN OF RIGHTS AGREEMENT

This Termination Agreement and Return of Rights and License Agreement (the “Termination Agreement”) is made and entered into by and between MERCK KGaA, a corporation organized and existing under the laws of Germany and having a principal place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (hereinafter referred to as “Merck”), and THRESHOLD PHARMACEUTICALS, a corporation organized and existing under the laws of Delaware and having its principal office at 170 Harbor Way, Suite 300, South San Francisco, CA 94080, USA (hereinafter referred to as “Threshold”) effective March 10, 2016 (the “Effective Date”). Merck and Threshold may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

Whereas, the Parties have entered into a License and Co-Development Agreement dated February 5, 2012 as amended on December 2, 2013 (the “Amendment”); on November 12, 2015 (the “Second Amendment”); and on December 4, 2015 (the “Third Amendment”); (collectively the “License Agreement”);

Whereas, the Parties wish to terminate the License Agreement and for Merck to return the rights and licenses set forth therein to Threshold in accordance with the terms and conditions set forth in this this Termination Agreement;

Whereas, Threshold shall pay Merck certain royalty and/or milestone payments in consideration for the return of the rights and licenses to Threshold in accordance with the terms and conditions set forth in this Termination Agreement.

Now, Therefore, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions. Capitalized terms undefined herein shall have the meaning ascribed to such capitalized terms in the License Agreement, provided that any defined term in the License Agreement referring “Threshold” or “Licensor” on the one side, and “Merck” and “Licensee” on the other side, shall be interpreted and construed to refer to the other Party if the context of this Termination Agreement so requires. For example, but without limitation, the definition of “First Commercial Sale” in Article 1.43; the definition of Net

1

Sales in Article 1.80, the terms of Article 6.7(b) through (d) (“Reductions, Deductions and Reimbursements”); and Article 6.13 (“Taxes”) of the License Agreement shall be read and construed to refer to the First Commercial Sale, Net Sales, “Affected Sales” made by Threshold, its Affiliates and Sublicensees (and not to the First Commercial Sale, Net Sales, Affected Sales)made by Merck, its Affiliates and Sublicensees in the context of this Termination Agreement), considering that upon the Effective Date of the Termination Agreement, Threshold, and not Merck, owes royalty payments on Net Sales of Licensed Product hereunder.

1.1“Joint Patents” means any and all Patent Rights which claim Joint Inventions that were as defined in the License Agreement filed before termination of the License Agreement.

1.2 “Merck Patents” means all Patent Rights that are Controlled by Merck or its Affiliates before the termination of the License Agreement and that Cover the Compound or the Licensed Product or their manufacture or use as defined in the License Agreement. Merck Patents include Merck’s and its Affiliates interest in Joint Patents.

1.3“Threshold Patents” means all Patent Rights that are Controlled by Threshold or its Affiliates before the termination of the License Agreement and that Cover the Compound or the Licensed Product or their manufacture or use as defined in the License Agreement. For the sake of clarity, Joint Patents are not Threshold Patents.

2. Licenses and Other Rights.

2.1. Termination of License Agreement. The Parties hereby agree that the License Agreement, all rights and licenses granted to Merck under the License Agreement and any sublicenses executed in connection with the License Agreement are terminated as of the Effective Date and are no longer in force or effect.  Each Party will be responsible for any Development Expenses incurred under the Development Plan of the License Agreement subject to reconciliation and reimbursement in accordance with the terms of the License Agreement as of December 31, 2015, such reconciliation and reimbursement to occur no later than [***].   The cost sharing provisions for Wind Down Expenses (as such term is defined below) are set forth in Article 4.3 below. With respect to Development Expenses incurred as of January 1, 2016 which are not Wind Down Expenses will be borne by Threshold (and in the event that Merck incurs such expenses, Threshold agrees to fully reimburse Merck for the same).

2.2.  Survival.  The following obligations, representations, warranties and covenants set forth in the License Agreement survive its termination and are hereby incorporated into this Termination Agreement: Article 1 (Definitions), Article 2.2 (with respect to sublicenses granted by Threshold), Articles 2.7 (No Implied Licenses), 4.10 (Sharing of Development Expenses) (solely with respect to payment obligations outstanding consistent with the terms of this Termination Agreement), 4.11 (Recording and Cost of Personnel) (solely with respect to record keeping), 4.12 (Review of Development Expenses) (solely with respect to cooperation in verifying amounts under this Agreement, 4.13 (Reimbursement of Excess Development Expenses) (solely with respect to reimbursement obligations outstanding as of the effective date of termination), 4.18 (Audit Rights), 6.7 (b) through (d) (Affected Sales through Third Party License Agreements) 6.8 (Timing of Payment), 6.9 (Mode of Payment and Currency), 6.10 (Royalty Reports and Records Retention), 6.11 (Late Payments), 6.12 (Audits), 6.13 (Taxes), 9.3 (Further Assurances), 9.5(f) (No Assignment), 10.1 (Confidentiality Obligations) and Article 13 (Indemnification and Insurance), 16.1, 16.2, 16.3, 16.5, 16.6, 16.7, 16.8, 16.10, 16.11, 16.13, 16.14, 16.15, 16.16, 16.17, 16.18 and 16.19 (Miscellaneous Provisions). Any agreements executed in connection with the License Agreement, as amended, that would otherwise terminate upon the effective date of this Termination Agreement, and are necessary and appropriate for the Parties to satisfy their obligations under this Termination Agreement (such as the existing pharmacovigilance agreement), will remain in full force and effect until the Parties have satisfied their obligations under this agreement. Termination of the License Agreement shall not relieve the Parties of any liability that accrued prior to or as of the Effective Date of this Termination Agreement.  In addition, termination of the License Agreement shall not preclude either Party from pursuing all rights and remedies it may have under this Termination Agreement or at Law or in equity with respect to any breach of the License Agreement or the Termination Agreement nor prejudice either Party’s right to obtain performance of any obligation.

2.3. Assignment to Threshold. Subject to the terms and conditions of this Agreement, Merck agrees to assign to Threshold and its Affiliates, at Threshold’s option, its entire right, title and interest in Merck’s share in Joint Patents and Merck Patents with respect to the Compound or Licensed Product listed in Schedules A1 and A2. Threshold shall notify Merck in writing about its final decision on assignment. If Threshold elects for any Merck or Joint Patent to be assigned to Threshold, in such event, Merck shall execute such documents and perform such acts at Threshold’s expense as may be reasonably necessary to allow Threshold to independently continue filing, prosecution or maintenance.

2.4. License and Other Rights to Threshold.  As of the Effective Date and subject to the terms and conditions of this Termination Agreement, Merck grants a worldwide, royalty-bearing, non-transferable (except pursuant to Section 16.2 of the License Agreement) right and license (with the right to sublicense) in any Joint or Merck Technology to Develop, make, have made, import, export, use sell, offer for sale, and otherwise Commercialize the Compound or Licensed Product, which license shall be exclusive with Threshold. Nothing in this Termination Agreement shall otherwise limit or restrict Threshold’s right and ability to use and license any Joint or Merck Technology, including in connection with research, development, commercialization and other activities related to products other than the Compound or Licensed Products.  Threshold shall have the right to grant Sublicenses under the licenses granted in Article 2.4 under the conditions set forth in Section 2.2 of the License Agreement.

3. Financial Provisions

3.1. Royalty Payments for Licensed Products.  In partial consideration of the reversion of rights and licenses by Merck to Threshold in a timely manner, the assignment of Joint Patents and Merck Patents to Threshold and the licenses granted to Threshold by Merck under Merck Technology, and subject to the other terms of this Agreement, Threshold shall pay to Merck the following non-refundable royalty on aggregate annual Net Sales in all Indications of the Licensed Product sold by Threshold, a sublicensee of Threshold, a partner or any other party acting on behalf of, together with or based on any other agreement with Threshold (the “Partner”), for each Calendar Year during the Royalty Term, on a worldwide basis at the percentage rates set forth below (subject to Articles 3.3 and 3.4 below):

Annual Net Sales of Licensed Product per Calendar Year (in U.S. Dollars)	Incremental Royalty Rate
For Net Sales of Licensed Products from [***]	[***]
For that portion of Net Sales of Licensed Products from [***]	[***]
For that portion of Net Sales of Licensed Products that is greater than [***]	[***]

“Royalty Term” means, on a country-by-country basis, the period from the First Commercial Sale of each Licensed Product in a country until the later of (a) the last date on which the Licensed Product is Covered by a Valid Claim within a Threshold Patent, Joint Patent or Merck Patent in a country, and (b) ten (10) years after such First Commercial Sale of such Licensed Product in any such country.

3.2. Further Milestone Payments.

As further partial consideration of the reversion of rights and licenses by Merck to Threshold in a timely manner, the assignment of Joint Patents and Merck Patents to Threshold and the licenses granted to Threshold by Merck under Joint and Merck Technology, and subject to the other terms of this Agreement, Threshold or the Partner shall pay to Merck the following non-refundable milestone payments (subject to Article 3.4 below):

Milestone event	Milestone Payment USD
(a)[***]	[***]
(b)[***]	[***]
(c)[***]	[***]
(d)[***]	[***]

“Supported Indication” as used above means an Indication for which Merck or Threshold have supported a Proof of Concept or Investigator-Initiated Clinical Trial prior to termination of the License Agreement as listed in Schedule B.

3.3	. Reductions and Deductions.

(a) During the Royalty Term, the royalty rates set forth in Article 3.1 above will be reduced by [***] on a country-by-country basis if: (i) there exists no Valid Claim of a Threshold Patent, a Joint Patent or a Merck Patent in such country that Covers such Licensed Product in such country, and (ii) a Third Party obtains Regulatory Approval for a pharmaceutical product containing Compound in the same country and such Third Party product is being sold for use in the Field in such country.  In addition, in no event shall the mere manufacture (i.e., absent a sale) of the Licensed Product give rise to a royalty obligation. For clarity, Threshold’s or Partner’s obligation to pay royalties to Merck under this Article 3 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Threshold Patents pertaining thereto. The Parties agree that the reduced royalty rate payable hereunder is in consideration for know-how licensed by Merck to Threshold under this Termination Agreement.

(b) If a Licensed Product cannot be sold in one or more countries without such sale infringing a Patent Right of a Third Party (“Affected Sales”), then Article 6.7(b) through (d) of the License Agreement shall apply.

(c) In the event that Threshold receives a request for a Compulsory License anywhere in the world, it shall promptly notify Merck. If any Third Party obtains a Compulsory License in any country, then Threshold shall promptly notify Merck. If Threshold receives a request for a Compulsory License, it will use reasonable efforts to oppose the imposition of such Compulsory License or limit the scope thereof.

3.4. Timing of Payments.  Royalties shall accrue at the time the invoice for the sale of the Licensed Product is delivered. Royalty and Milestone obligations that have accrued during a particular Calendar Year shall be paid, on a Calendar Year basis, within [***] days after the end of the applicable Calendar Year, concurrently with the submission of the royalty and milestone report for the Calendar Year during which the royalty or milestone obligation accrued.

4. Transfer of Development Activities and Supplies

4.1. Governance.  As of the Effective Date, a “Transfer Team” shall be established having the representatives from Threshold and Merck listed in Schedule C, comprising those members reasonably necessary to transfer Development Activities from Merck to Threshold.   There will be two team leaders, one from Threshold and the other from Merck. Threshold hereby assigns [***] to act as a Transfer Team Leader.  Merck hereby assigns Mr. [***] to act as a Transfer Team Leader. The Transfer Team Leaders will direct, coordinate and manage transfer activities consistent with this Termination Agreement.  The Transfer Team shall hold meetings at least [***] (unless otherwise agreed by the Transfer Team Leaders) until transfer activities are completed, at which time the Transfer team will disband and cease to exist and Threshold shall become solely responsible for Development matters.  The Parties may invite other personnel of their organization to attend meetings of the Transfer Team, as appropriate, provided that each Party is responsible for their own costs incurred for attending Transfer Team meetings.  When disputes arise within the Transfer Team they will be escalated to the Joint Transfer Team Review Committee (JTTRC). The JTTRC will consist of three members from each company empowered to make decisions critical to the Transfer and the members are listed in Schedule C. The JTTRC will seek consensus and if no agreement can be made, disputes will be escalated as per the escalation process.

4.2. Transfer Plan.

Upon the Effective Date, the Parties agree to orderly transfer all Development activities for Licensed Product to Threshold pursuant to a written Transfer Plan.  “Transfer Plan” means (a) the draft “Initial Transfer Plan” attached hereto as Exhibit A; and (b) subsequent plans, updated in accordance with this Article 4 setting forth the transfer, timing and the budget therefore (the latter the “Transfer Plan Budget”) for the transfer of Development activities under this Termination Agreement. The Transfer Plan will describe, in reasonable detail, (a) the ongoing Development activities to be transferred, including all Clinical Trial activities, non-Clinical activities, regulatory activities and manufacturing activities, (b) which of such activities the Parties agree to be transferred and assigned from Merck to Threshold and which the Parties agree to Merck to wind down for Threshold, (c) cost estimates for any transfer or wind down required payable by Threshold, and (d) the contractual arrangements entered into by Merck with respect to Licensed Product which shall be transferred to Threshold (to the extent legally permissible, by way of assignment or otherwise) or terminated by Merck.  The Parties shall negotiate and agree to an Initial Transfer Plan by [***] , consistent with the terms of this Agreement. The Transfer Plan may be updated by the Parties from time to time by mutual agreement, for as long as necessary and appropriate.

4.3. Wind Down Expenses and Sharing.

4.3.1. “Wind-Down Expenses” means the following costs and expenses to the extent that such costs and expenses (i) are incurred (i.e., paid or accrued) by the Parties or its Affiliates after the December 31, 2015 in the course of the performance of activities with respect to a Licensed Product performed by or on behalf of such Party pursuant to the License Agreement, and (ii) to the extent reasonably and fairly attributable or allocable to fulfilling such Party’s transfer activities in accordance with the applicable Transfer Plan and/or this Termination Agreement, and (iii) in any event, only to the extent incurred in accordance with the then-current Transfer Plan Budget. Without limiting the generality of the foregoing, Wind-Down Expenses may include, by way of example, and not by way of limitation the costs of:

(a) Wind-down activities in accordance with the Transfer Plan, including winding down Clinical Trials and pre-clinical, non-clinical, and translational studies relating to the Compound and/or Licensed Product;

(b) manufacturing technology transfer and support;

(c) transferring regulatory filings, including filing or other fees paid to Regulatory Authorities, to obtain, support or maintain Regulatory Approval for the Licensed Product;

(d) other items explicitly included in the Transfer Plan Budget in accordance with this Termination Agreement or specifically designated as Wind-Down Expenses elsewhere in this Termination Agreement; including:

(i)

payments invoiced by Third Party contractors in relation to the foregoing Wind-Down activities (x) that one Party is required to make; and (y) that pertain to work performed by such Third Party contractors after the Effective Date to the extent reasonably and fairly attributable or allocable to the Transfer activities under the Transfer Plan, and (ii) other costs and expenses to be paid by a Party to a Third Party after the Effective Date to the extent reasonably and fairly attributable or allocable to fulfilling such Party’s responsibilities under the Transfer Plan and this Termination Agreement that are itemized in the Transfer Plan Budget; such payments shall be evidenced by receipts issued by such Third Party, but excluding:

(ii)	each Party’s personnel cost for internal scientific, medical, technical or managerial personnel engaged in such efforts.

Attached hereto as Exhibit B are the Wind-Down Expenses as agreed by the Parties at the Effective Date of this Termination Agreement (the “Wind-Down Expenses Base Line Budget”). The Wind-Down Expenses Base Line Budget can be adjusted, through the Transfer Team, by mutual agreement of the Parties.

4.3.2. Sharing of Wind-Down Expenses. Unless otherwise set forth in this Termination Agreement, Wind Down Expenses incurred by the Parties and their respective Affiliates in the conduct of the Transfer Plan, shall be borne by the Parties according to the following split: seventy percent (70%) of the Wind Down Expenses shall be borne by Merck and thirty (30%) of the Wind-Down Expenses shall be borne by Threshold. Notwithstanding the cost split described in the preceding sentence, in the event Threshold requests one or more changes to the Transfer Plan that result in an increase in any line item set forth in the Wind-Down Expense Base Line Budget (and Merck does not agree to adjust the Wind-Down Expense Base Line Budget accordingly), then such changes to the Transfer Plan will only be made if Threshold agrees to fully bear the incremental costs and expenses (and such increment will not be shared by Merck) (“Threshold Change Costs”). In the event Merck requests one or more changes to the Transfer Plan that result in an increase in any line item set forth in the Wind-Down Expense Base Line Budget (and Threshold does not agree to adjust the Wind-Down Expense Base Line Budget accordingly), then such changes to the Transfer Plan will only be made if Merck agrees to fully bear the incremental costs and expenses (and such increment will not be shared by Threshold)(“Merck Change Costs”).  The Transfer Team shall track Wind-Down Expenses against the Wind-Down Expense Base Line Budget.   Within [***] days following the end of each Calendar Quarter, for as long as the Parties are performing Transfer Activities according to the Transfer Plan, each of the Parties shall submit to the other Party, a written report setting forth in reasonable detail all Wind-Down Expenses it incurred in performing its Transfer activities during such Calendar Quarter. Within [***]

days following a Party’s receipt of such report from the other Party, the Financial Representatives shall calculate total Wind-Down Expenses for such Calendar Quarter, allocate each Party’s respective share and shall submit the calculations to the Transfer Team for approval. The Party that has incurred Wind-Down Expenses in excess of its share, shall invoice the other Party for the difference between the Wind-Down Expenses it has incurred and the Wind-Down Expenses it should have incurred pursuant to the split of Wind-Down Expenses set forth above and the other Party shall pay such invoice within [***] days of its receipt.

4.4. Manufacturing, Clinical Trial, non-Clinical Trial and Regulatory Activities.

Pursuant to the Transfer Plan, Threshold shall have the right to have Merck transfer to Threshold and for Threshold to assume legal responsibility for any Manufacturing, Clinical Trial and/or non-Clinical Trial Activities with respect to the Licensed Product initiated before the termination of the License Agreement, or at Threshold’s option and direction, have Merck wind down any ongoing Manufacturing, Clinical Trial and/or non-Clinical Trial Activities with respect to the Licensed Product.  If Threshold provides Merck written notice to transfer the Clinical Trial to Threshold, the transfer will be at Threshold’s cost and expense. To the extent legally permissible, Merck shall, upon written request of Threshold, promptly transfer, return, or where appropriate assign, to Threshold at Threshold’s cost and expense or, at Threshold’s option, destroy, at Merck’s cost and expense, Manufacturing and/or Clinical Trial information, including (i) any Third Party sub-contract agreements entered; (ii) any Regulatory Filings, Documentation and Regulatory Approvals, including Pharmacovigilance Data, prepared or obtained by or on behalf of Merck prior to the date of such termination, to the extent related to the Compound or Licensed Products; (iii) copies of any relevant records or materials of any Merck, Joint or Threshold Know-How, Materials or Technology in Merck’s possession or control, or such other Confidential Information that was used by Merck, and necessary for Threshold to continue, such Development activities.  Any Regulatory documentation, Merck know how, etc. shall be transferred on an ‘as is’ basis. Merck shall have the right to retain one copy of such transferred documentation, Regulatory Approvals, Licensor Know-How, sample of Threshold Materials and such other Confidential Information of Threshold solely if and to the extent required to comply with applicable Laws.

Subject to (a) anything to the contrary expressly agreed by the Transfer Team in the Transfer Plan (or any update thereof) and (b) the extent legally permissible, the following principles shall apply for the transfer to Threshold of Merck sponsored Clinical Trials:

i.

Merck shall close down all sites in the ongoing Merck sponsored Clinical Trials as agreed in the Transfer Plan and following this will transfer the sponsorship of the Merck sponsored Clinical Trials to Threshold.

ii.

After transfer of the Clinical Trial sponsorship, Threshold shall be fully responsible for fulfilling all sponsor obligations in compliance with applicable laws and regulations, including but not limited to writing, signing and submitting the clinical trial report, publications on www.clinicaltrials.gov and websites and databases that serve a comparable purpose and all pharmacovigilance monitoring and notification obligations.

iii.

Merck shall also transfer remaining chemical, biological or physical materials relating to or comprising the Licensed Products, including patient biological samples to Threshold provided that it is legally permissible under the patient informed consent and applicable laws, including any applicable data privacy laws.

iv.

Threshold shall at all times ensure that any patient level data and any patient biological samples transferred from Merck to Threshold shall only be used in full compliance with the patient informed consents and applicable laws, including any applicable data privacy laws.

4.5. Manufacturing, Clinical Trial, and non-Clinical Trial Supplies.

Merck shall store, for a period of [***] from the Effective Date, which may be extended by the Parties by mutual agreement, all clinical supply of Compound or Licensed Product currently under control of Merck. Merck, at Threshold’s direction, will wind down and/or assign, where possible, the manufacturing and supply agreements for clinical or commercial material of Licensed Product currently in place, unless otherwise expressly set forth in the Transfer Plan. The Parties will enter into good faith negotiations to determine whether Threshold shall purchase all or parts of existing inventory of Clinical Supply and Commercial Supply at a price equal to Merck’s Cost of Goods without any markup less any share of such cost that Threshold has borne already under the License Agreement.

5. Patents and Inventions and Trademarks

5.1 Threshold Patents, Merck Patents and Joint Patents.

Threshold may elect to file or not to file, prosecute or maintain a Threshold Patent, a Joint Patent, or a Merck Patent, or any Patents filed on Inventions which had not been filed as of the Effective Date of this Termination Agreement (“Post License Patents”) at its sole discretion. Merck shall provide reasonable assistance with respect to the filing, prosecution or maintenance of a Joint Patent or Merck Patent. Merck represents that there are no Inventions for which Merck Patents have not been filed as of the Effective Date of this Termination Agreement. Merck shall have no right to file, prosecute or maintain any Joint Patent or Merck Patent or Post License Patent without Threshold’s written approval. The term of any Post License Patent are excluded from the Royalty Term. Merck shall, at Threshold’s expense, assign such Merck Patent or Joint Patent to Threshold, and Threshold shall have the right to file, prosecute and maintain in whole or in part such Merck Patent or Joint Patent under the name of Threshold.

5.2. Costs and Enforcement of Patents.

(a) Threshold shall bear all costs and expenses and responsibilities of filing, prosecuting and maintaining Threshold, Joint and Merck Patents.

(b) Threshold shall have the exclusive right to attempt to resolve infringement or a claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”). At Threshold’s request, Merck shall reasonably promptly provide Threshold with all relevant documentation (as may be reasonably requested by Threshold) evidencing that Threshold is validly empowered by Merck to take an Action. Merck shall be under the obligation to join Threshold in its Action if Threshold determines that it is necessary to demonstrate “standing to sue”.   Threshold shall have the sole and exclusive right to select counsel and shall pay all costs associated with such Action.

(c) Reasonable Assistance. Merck shall provide reasonable assistance to Threshold, including providing access to relevant documents and other evidence and making its employees available, subject to Threshold’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance, and subject to appropriate arrangements to maintain any legal privilege.

5.3. Tradenames and Trademarks.

The Parties agree that no rights to tradenames or trademarks shall be assigned or otherwise transferred to Threshold under this Termination Agreement unless agreed by both Parties in a separate agreement in writing.

6. Confidentiality.

6.1. Publications. Merck shall not publish any information relating to the Licensed Products without the written consent of Threshold, unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Merck or otherwise not in violation of this Termination Agreement.  Any publication made by Merck will be at Merck’s cost and any publication Threshold makes will be at Threshold’s cost.  Threshold shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Merck. Merck shall submit to Threshold for review any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly or indirectly to the Licensed Product at least [***] days prior to submission for the proposed date of publication or presentation and Merck Party will take into account any comments received from Threshold within [***] days after first Party’s applicable submission. The foregoing sentence shall also apply to such publications from such Third Parties with whom Merck has contractual relationships and therefore rights to review their publications as regards the Licensed Product (this includes but is not limited to publications stemming from investigator-initiated clinical trials and the like), but only if and to the extent such review is permitted under the applicable agreement with sufficient time to comply with the foregoing requirements.

6.2. Press Release.  The proposed press release to announce the completion of this Termination Agreement is attached hereto as Exhibit C. Any changes to the press release will need to be agreed by the Parties in good faith.

7. Representations and Warranties of the Parties.

7.1.  Each Party represents and warrants to the other Party: (i) that it has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Termination Agreement; (ii) that the execution, delivery and performance of this Termination Agreement has been duly authorized by all necessary corporate actions; and (iii) upon execution, this Termination Agreement shall be a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms and conditions.

7.2. Additional Representations and Warranties of Merck. Merck represents and warrants to Threshold, as of the Effective Date of this Termination Agreement that:

(a)

No claims have been asserted, or, to Merck’s Knowledge, threatened in writing by any Person against Merck, (i) challenging the validity, effectiveness, or ownership of Merck Technology, and/or (ii) alleging that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Merck Technology infringes any intellectual property right of any Person.

(b)	to the Knowledge of Merck, there is no unauthorized use, infringement or misappropriation of any of Merck Technology by any employee or former employee of Merck, or any other Third Party;

(c)

the Merck Patents are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute (other than ongoing patent prosecution), and no claims have been asserted, or, to Merck’s Knowledge, threatened in writing by any Person against Licensor, alleging that any Merck Patent is invalid or unenforceable;

(d)	Merck has not licensed to a Third Party the right to develop the Compound or Licensed Product;

(e)	Merck is not party to an agreement with a Third Party which licenses rights to Merck that are necessary for the Development, manufacture and Commercialization of a Licensed Product.

(f)

all employees of Merck who have performed any activities on its behalf in connection with research regarding the Compound have entered into Merck’s standard invention assignment agreements assigning to Merck, to the extent permitted by Law, the whole of their rights in any intellectual property made, discovered or developed by them in the course of their employment as a result of such research;

(g)

Merck has all right, title and interest in and to the Merck Technology, Merck has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Merck Technology to any Third Party; and

(h)

Merck represents and warrants that the tables, listings and figures (“Core TLF’s) that were used to generate the abstract from the MAESTRO Clinical Trial which abstract was presented at the American Society of Clinical Oncology 2016 Gastrointestinal Cancers Symposium on the 22nd January 2016 (ASCO GI) were generated according to the statistical analysis plan (“SAP”) agreed with the regulatory authorities, and Merck has not failed to disclose, or cause to be disclosed, any information or data that would cause the Core TLF’s to be misleading in any material respect.  A copy of the ASCO GI presentation is attached as Exhibit D.

7.3. Additional Representations of Threshold.

Subject to Article 7.2(h), Threshold represents and warrants that it agrees with the Core TLF’s.

8. Dispute Resolution.

Any question of legal permissibility in this Termination Agreement, shall be resolved by a legal representative from both Merck and Threshold within [***] days of their first consideration of such a question of legal permissibility. Any dispute regarding an alleged material breach of this Termination Agreement shall be resolved by the Vice President, Corporate Development of Threshold and the Head of Alliance Management for Merck within [***] days of their first consideration of such dispute. If such dispute cannot be resolved within [***] days of their first consideration of such dispute, then, at any time after such [***] days period, either Party shall have the right to escalate such matter to the Executive Officers for resolution. For the purpose of this Termination Agreement, “Executive Officers” means, together, Merck’s Head of Global Business Development and Alliance Management and the Chief Executive Officer of Threshold. If the Executive Officers cannot resolve such dispute within [***]days of their first consideration of such dispute, then at any time after such [***] days period, either Party may proceed to enforce any and all of its rights and remedies with respect to such dispute. Notwithstanding the foregoing, nothing in this Article 8 shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure, before the affected Party pursues other remedies.

9. Term and Termination.

9.1. Term and Expiration.  The term of this Termination Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 9, shall continue in full force and effect, on a country-by-country basis until the Royalty Term in such country with respect to Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. Upon expiry of the Royalty Term in all countries, this Agreement shall expire in its entirety.

9.2. Right to Terminate.  If a Party breaches any of its material obligations under this Termination Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Termination Agreement if such breach is not cured within [***] days. If such breach is not cured within [***] days after the receipt of such notice, the Party not in default shall be entitled to terminate this Termination Agreement immediately by written notice to the other Party. Each Party may, at is discretion, terminate this Agreement if the other Party or any of its Affiliates challenges the validity, enforceability, or ownership of any Threshold, Joint Merck or Post License Patents under this Termination Agreement in any legal proceeding anywhere in the world (including any invalidity, opposition, reexamination, review, revocation, or similar proceeding in any court or patent office).

9.3. Other Remedies.  In addition, termination of this Termination Agreement shall not preclude either Party from pursuing all rights and remedies it may have under this Termination Agreement or at Law or in equity with respect to any breach of the Termination Agreement nor prejudice either Party’s right to obtain performance of any obligation.

10. Entire Agreement. This Termination Agreement and the Schedules and Exhibits hereto, together with the License Agreement, and Agreements executed in connection with the License Agreement as amended, , and any other agreements referred to herein embody the entire understanding and agreement of the Parties, respecting the subject matter hereof and cancel and supersede any and all previous communications, negotiations, representations, correspondence and understandings, either oral or written between the Parties, relating to the subject matter hereof.  Notwithstanding Article 16.9 of the License Agreement, this Termination Agreement will govern in the event of any inconsistency between the provisions in this Termination Agreement and the License Agreement.  No waiver, modification or amendment of any provision of this Termination Agreement shall be valid or effective unless made in a writing referencing this Termination Agreement and signed by a duly authorized officer of each Party.

11. Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Termination Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Merck, addressed to:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attn: Head of Alliance Management

If to Threshold, addressed to:

Threshold Pharmaceuticals

170 Harbor Way, Suite 300

South San Francisco, CA 94080

USA

Attn: Vice President, Business Development

Facsimile: (650) 474-2529

With a copy to:

Threshold Pharmaceuticals

170 Harbor Way, Suite 300

South San Francisco, CA 94080

USA

Attn: Legal Department

Facsimile: (650) 474-2529

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Termination Agreement to be executed and delivered by their respective duly authorized officers, each copy of which shall for all purposes be deemed to be an original.

THRESHOLD PHARMACEUTICALS, INC.	MERCK KGaA
By: /s/ Harold E. Selick, Ph.D.	By: /s/ Jen Eckhardt
Name: Harold E. Selick Title: Chief Executive Officer Date: March 10, 2016	Name: Jens Eckhardt Title: Regional General Counsel Date: March 10, 2016

By: /s/_Chris Godfrey
Name: Chris Godfrey Title: Director, Alliance Management Date: March 10, 2016

List of Exhibits and Schedules

Exhibit A: [* * *]

Exhibit B:  [* * *]

Exhibit C: Press Release

Exhibit D: [* * *]

Schedule A1: [* * *]

Schedule A2: [* * *]

Schedule B:  [* * *]

Schedule C:  [* * *]